Exhibit 10.44

THIRD AMENDMENT TO
RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
OF
HALLIBURTON COMPANY

WHEREAS, Halliburton Company (the “Company”) has previously adopted the Restricted Stock Plan for Non-Employee Directors of Halliburton Company, as amended (the “Plan”), to promote the long-term, continuing success of the Company by providing a portion of the compensation for non-employee directors in shares of Common Stock pursuant to the terms of the Plan;

WHEREAS, Section 6.3 of the Plan reserves the right to amend, modify, suspend or terminate the Plan at any time by action of the Board of Directors of the Company (the “Board”);

WHEREAS, the Board desires to amend the Plan to provide for qualified domestic relations orders under the Plan;

NOW, THEREFORE, the Board does hereby amend the Plan as follows, effective as of December 1, 2012:

(1)	The following shall be added to the end of Section 5.6 of the Plan:

“Plan provisions to the contrary notwithstanding, the Committee shall comply with the terms and provisions of an order that satisfies the requirements for a 'qualified domestic relations order' as such term is defined in Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, including an order that requires distributions to an alternate payee prior to a Participant's 'earliest retirement age' as such term is defined in Section 206(d)(3)(E)(ii) of the Employee Retirement Income Security Act of 1974, as amended.”

(2)	All other provisions of the Plan shall remain the same and are hereby ratified.

Attested to by the Corporate Secretary of Halliburton Company as adopted by the Board of Directors effective as of December 1, 2012.

/s/ Christina M. Ibrahim
Christina M. Ibrahim
Vice President & Corporate Secretary
Halliburton Company